Exhibit 99.1

JLL Income Property Trust
Continues to Achieve Sustainability Milestones
Earns 3-star GRESB rating, 14 WELL Health-Safety Ratings, and 11 BREEAM Certifications

Chicago (November 29, 2022) – JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with more than $7.1 billion in total assets, continued its strong performance against sustainability benchmarks, receiving a three-star rating from the Global Real Estate Sustainability Benchmark (GRESB) in the 2022 Real Estate Assessment. Notably, JLL Income Property Trust ranked in the top 10% for its overall management score when compared to all Americas-based funds, outscoring its peer group’s average in 13 of 14 aspects rated by GRESB.

GRESB data is used to better understand the opportunities, risks, and choices that need to be made as the industry transitions to a more sustainable future. The rating comes from GRESB, a mission-driven and industry-led organization that provides actionable and transparent environmental, social and governance (ESG) data to financial markets. GRESB evaluates ESG performance of real estate investment portfolio worldwide. Their data is used to better understand the opportunities, risks, and choices that need to be made as the industry transitions to a more sustainable future. This is JLL Income Property Trust’s fourth annual GRESB ranking, after becoming the first NAV REIT to earn a ranking in 2019. It has received a three- or four-star rating over all four years.

“Incorporating a programmatic, holistic sustainability approach to portfolio construction is no longer a nice-to-have, it’s a business imperative,” said Allan Swaringen, President & CEO of JLL Income Property Trust. “As long term investors, we recognize that climate risk, energy use, our carbon footprint and a host of other factors are integral to our investment decisions and portfolio performance. Benchmarking our portfolio with leading public and private real estate funds from around the world means we’re holding ourselves to the highest standards possible as we continue to develop and optimize our ESG best practices.”

Added Elena Alschuler, LaSalle Americas Head of Sustainability: “Benchmarking our funds against the industry is a critical component of our multi-faceted approach to integrating sustainability into everything we do. JLL Income Property Trust’s continued leadership amongst its peer group is an excellent example of our active asset management, stakeholder engagement and sustainably-minded investment approach.”

JLL Income Property Trust also continues to earn certifications and ratings on its individual properties. It recently earned 20 WELL Health-Safety ratings through the International WELL Building Institute. The WELL

Health-Safety Rating is an evidence-based, third-party verified rating for all new and existing building types focusing on operational policies, maintenance protocols, stakeholder engagement and emergency plans to address a post-COVID-19 environment now and into the future.

Additionally, JLL Income Property Trust earned 11 BREEAM (Building Research Establishment Environmental Assessment Methodology) certifications. BREEAM is the world’s leading design and assessment method for sustainable buildings.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

###
About JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
JLL Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare and office properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages approximately $82 billion of assets in private and public real estate property and debt investments as of Q2 2022. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open- and closed-end funds, public securities and entity-level investments. For more information, please visit http://www.lasalle.com, and LinkedIn.

Valuations, Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Scott Sutton
LaSalle Investment Management
Telephone: +1 224 343 5538
Email: scott.sutton@lasalle.com
Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com